UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2008

FIRST UNITED ETHANOL, LLC
 (Exact name of registrant as specified in its charter)

Georgia	333-130663	20-2497196
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4615 Back Nine Road, Pelham, Georgia	31779
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 522-2822

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement and Item 1.02 Termination of a Material Definitive Agreement

On January 22, 2008, First United Ethanol, LLC (“FUEL”) entered into a Termination of Employment Agreement (“Termination Agreement”) with Anthony Flagg, whereby FUEL and Mr. Flagg agreed to terminate the Employment Agreement the parties had entered into on September 25, 2006 (“Employment Agreement”). The Employment Agreement being terminated set forth Mr. Flagg’s duties as Chief Executive Officer (“CEO”) and provided that Mr. Flagg would receive an annual base salary of $175,000, be eligible for an annual performance bonus and be eligible to receive options to purchase FUEL’s membership units.

The effective date of the Termination Agreement is January 16, 2008. Pursuant to the Termination Agreement, Mr. Flagg resigned from his position as FUEL’s CEO and released FUEL from its obligations under the Employment Agreement. In consideration of this release, Mr. Flagg shall receive a severance of approximately $44,000 as well as the company vehicle he had been using during his employment. Mr. Flagg’s options to purchase FUEL’s membership units were unvested as of the effective date of the Termination Agreement and were terminated as of the effective date of the Termination Agreement in accordance with the terms of the Non-Qualified Membership Unit Option Agreement between FUEL and Mr. Flagg. Under the Termination Agreement, Mr. Flagg has the obligation not to disclose FUEL’s confidential information or trade secrets to any person or entity for a period of two years following the effective date of the Termination Agreement.

Item 9.01 Financial Statements and Exhibits

(a)	None.

(b)	None.

(c)	None.

(d)	Exhibits

Exhibit No.	Description
99.1	Termination of Employment Agreement dated January 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST UNITED ETHANOL, LLC

January 31, 2008	/s/ Lawrence Kamp

Date	Lawrence Kamp, Chief Financial Officer